EXHIBIT 99.1

Winstar Completes Next Phase of Series of Debt Transactions; Prices Senior Bonds in the Amount of $1.6 Billion and Obtains Consents to Proceed With Tender and Exchange Offers

NEW YORK -- (BUSINESS WIRE) -- March 27, 2000 --

Bank Loan Commitment Increased to $1.15 Billion; Lucent Refinances Existing $2 Billion Credit Facility

Winstar Communications, Inc. WCII announced today that it has completed the next phase of its previously announced series of debt transactions. Winstar has received the consents necessary to proceed with its previously announced tender and exchange offers and has priced $1.6 billion of new senior notes.

A portion of the proceeds, together with $150 million from the company's existing cash resources, will be used to fund the tender offer for the company's outstanding senior debt. The balance of these notes will be issued in exchange for the company's outstanding subordinated debt and a series of its preferred stock.

Upon closing of the transactions, the company will retire its existing senior and subordinated notes and will have the following notes outstanding:

-- $325 million of 12.5% Senior Notes due 2008; -- $625 million of 12.75% Senior Notes due 2010; -- $450 million of 14.75% Senior Discount Notes due 2010; and -- 200 million (EURO) of 12.75% Senior Notes due 2010.

These notes contain covenants that are generally less restrictive on the company's operations than those contained in the notes that are replaced.

The new notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Closing of these transactions is subject to customary closing conditions and is expected to occur in April 2000.

In addition, the company has received a $150 million increase in its previously announced committed bank facility - to $1.150 billion.

The company is refinancing its existing $2 billion credit facility for purchases under its supply agreement with Lucent Technologies. This new facility will become effective upon the closing of the bank facility. Under this new facility, Lucent will make available $1 billion of loans at any one time.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are described in Winstar's SEC reports and other filings.

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Winstar is a registered trademark of Winstar Communications, Inc.

CONTACT:

Winstar Communications, Inc., New York Financial Community:
Daniel Briggs, 212/792-9032 dbriggs@winstar.com

Press: Marianne Steiner, 212/792-9021 msteiner@winstar.com

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